Exhibit 99.1


[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501


              Level 3 Completes Offering of $1.0 Billion Aggregate
                        Principal Amount of Senior Notes

BROOMFIELD, Colo., February 15, 2007 -- Level 3 Communications, Inc. (Nasdaq:
LVLT) today announced that its wholly owned subsidiary, Level 3 Financing, Inc., has closed its previously announced private offering of $1.0 billion aggregate principal amount of senior notes - $700 million aggregate principal amount of 8.75% Senior Notes due 2017 and $300 million aggregate principal amount of Floating Rate Notes due 2015.

The notes are not registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

Level 3 offers fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit the Web site www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


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